Exhibit 99.1

CONTACT:	Patrick D. Spangler, CFO
ev3 Inc.
4600 Nathan Lane North
Plymouth, Minnesota 55442
(763) 398-7000
pspangler@ev3.net

ev3 Inc. Announces Expected Closing Date for Acquisition of

Public Minority Stake in Micro Therapeutics, Inc.

Plymouth, MN – December 8, 2005 – ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, announced today that it expects the previously announced merger of a wholly owned subsidiary of ev3 into Micro Therapeutics, Inc. (MTI) (NASDAQ:  MTIX), an endovascular medical device company focused on neurovascular disease and disorders, to be completed on or about January 6, 2006.  Pursuant to this merger, ev3, which currently owns approximately 70.1% of MTI’s common stock through a wholly owned subsidiary, would acquire all MTI shares that it does not presently own in exchange for shares of ev3 common stock.

An information statement/prospectus relating to the merger was mailed on December 7, 2005 to MTI stockholders of record at the close of business on November 14, 2005.  As the majority stockholder of MTI, ev3 has previously executed a written consent approving the merger, which is the only stockholder approval necessary or required to complete the transaction under applicable law or the merger agreement.  As a result, MTI is not soliciting its stockholders to vote upon the transaction.

About ev3 Inc.

ev3 Inc. is a global medical device company focused on endovascular technologies for the minimally invasive treatment of vascular diseases and disorders.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

Forward-Looking Statements.  Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such risks and uncertainties include: the result of the review of the transaction by various regulatory agencies and any conditions imposed on ev3 in connection with consummation of the transaction; satisfaction of various conditions to the closing of the transaction; existing and possible future litigation relating to the transaction; and the risks that are described from time to time in ev3’s and MTI’s respective reports filed with the Securities and Exchange Commission (“SEC”), including annual reports on Form 10-K and quarterly reports on Form 10-Q, as such reports may have been amended.  ev3 undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information About the Merger and Where to Find It.  In connection with the transaction, a registration statement on Form S-4, containing an information statement/prospectus, has been filed with the SEC.  MTI STOCKHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE INFORMATION STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.  The final information statement/prospectus has been mailed to stockholders of MTI.  Investors and security holders may obtain the registration statement containing the information statement/prospectus (and the filings with the SEC that are incorporated by reference into such documents) free of charge at the SEC’s web site, www.sec.gov, or from ev3 Investor Relations at (763) 398-7000 or MTI Investor Relations at (949) 837-3700.